UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 4, 2003

Commission file number 1-3295

MINERALS TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	25-1190717 (I.R.S. Employer Identification Number)
The Chrysler Building 405 Lexington Avenue New York, New York (address of principal executive office)	10174-1901 (Zip Code)

(212) 878-1800
(Registrant's telephone number including area code)

Item 5.         Other Events

        On December 4, 2003, Minerals Technologies Inc. issued a press release in the following form:

News
For Immediate Release December 4, 2003	Contact: Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES TO RECORD A $6.5 MILLION FOURTH QUARTER
PRE-TAX CHARGE FOR RESTRUCTURING AND IMPAIRMENT OF ASSETS

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NEW YORK, December 4--Minerals Technologies Inc. (NYSE: MTX) announced today that it will record a pre-tax charge in the fourth quarter of approximately $6.5 million, or $0.19 per share, for workforce reductions and impairment of assets. The company estimates that the charge will result in annual savings of approximately $5.0 million.

          "In the past two years, we have seen major structural changes in the manufacturing industries we serve--primarily paper and steel," said Paul R. Saueracker, chairman, president and chief executive officer. "Major consolidations, bankruptcies and shutdowns of operations in these two industries have created a permanent disruption in the marketplace that requires a concerted effort to reduce costs and improve operating efficiencies. Despite recent headlines proclaiming a resurgence in the manufacturing sector, we have seen only a modest improvement in steel and have yet to see an upturn in paper."

          Approximately $3.0 million of the pre-tax charge will be for asset impairments, and $3.5 million for workforce reduction. The asset impairment charges are related to the planned closure in the first quarter of 2004 of the company's operations in River Rouge, Michigan, and retirement of certain Synsil® Products assets that have been made obsolete through the development of an improved manufacturing process. The workforce reductions come from business units and organizational levels spanning the company's worldwide operations.

          The company expects to record an additional charge in the first quarter of 2004 of about $700,000 for further plant closure expenses at River Rouge and other workforce reduction costs.

          "I would like to point out that MTI continues to invest for the future," said Mr. Saueracker. "We will be upgrading our refractory operations at Dover, Ohio, to expand our product line, and we are also investing in an infrastructure in China, where the steel industry is expanding. We are transferring production from River Rouge to other existing refractory plants where we have upgraded production capabilities. In addition, we are constructing a new merchant facility in Germany for the production of coating grade precipitated calcium carbonate. This facility will be operational by the third quarter of next year."

          The workforce reduction effects about 70 positions, or about 3 percent of the company's employee population.

          "The decision to reduce the workforce was difficult and painful. However, these steps are necessary to ensure MTI's continued success. People leaving the company will receive fair and equitable severance arrangements," said Mr. Saueracker. "As we move forward, I would like to note that the foundation of our business remains solid. Our current plan addresses the need to reallocate our resources globally and to share services across the company where it is efficient and appropriate. We remain confident that we have the right strategies and programs in place to assure continued growth."

          Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services for the paper, steel, polymer and other manufacturing industries. The company reported sales of $752.7 million in 2002.

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This press release contains some forward-looking statements. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2002 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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For further information about Minerals Technologies Inc. look on the Internet at
www.mineralstech.com

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MINERALS TECHNOLOGIES INC.

By:	c/S. Garrett Gray
S. Garrett Gray
Vice President, General Counsel and Secretary

Date: December 4, 2003